 As filed with the Securities and Exchange Commission on April 28, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERIPRISE FINANCIAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	13-3180631
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1099 Ameriprise Financial Center

Minneapolis, Minnesota

(Address of Principal Executive Offices)

55474

(Zip Code)

Ameriprise Financial 2005 Incentive Compensation Plan
(Full Title of the Plan)

Heather Melloh

Executive Vice President and General Counsel
1099 Ameriprise Financial Center
Minneapolis, Minnesota 55474
(Name and Address of Agent for Service)

(612) 671-3131
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 3,712,000 shares of the Common Stock of Ameriprise Financial, Inc. (the “Company”) to be issued pursuant to the Ameriprise Financial 2005 Incentive Compensation Plan, as amended and restated (the “Plan”).  The Company registered 37,900,000 shares of Common Stock for issuance under the Plan on a Registration Statement on Form S-8 (File No. 333-128789) (the “Initial Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on October 3, 2005 and an additional 16,500,000 shares of Common Stock on a Registration Statement on Form S-8 (File No. 333-195690), filed with the Commission on May 5, 2014. In accordance with Section E of the General Instructions to Form S-8, the contents of the Company’s registration statements on Form S-8 (Registration Nos. 333-128789 and 333-195690),are incorporated by reference herein, except that provisions contained in Part II of the Initial Registration Statement are modified as set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Note 1 to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by Ameriprise Financial, Inc. (the “Registrant”) as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, heretofore filed by the Company and the Plan with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)         The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the Commission on February 23, 2022,including the information specifically incorporated by reference in such Annual Report from our Definitive Proxy Statement for our 2023 Annual Meeting of Shareholders, filed March 17, 2023,as supplemented in our Proxy Statement Supplement, filed March 23, 2023;

(b)         The Company’s Current Reports on Form 8-K, filed March 9, 2023 and filed April 28, 2023; and

(c)         The description of the Company’s Common Stock included as Exhibit 4.1 to the Company’s Form 10-K for the fiscal year ended December 31, 2019,including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 5.         Interests of Named Experts and Counsel.

As of April 20, 2023, Wendy B. Mahling, Senior Vice President – Corporate Secretary & Securities and Corporate Law of the Company, who has rendered the opinion attached hereto as Exhibit 5.1, beneficially owned shares of the Company’s Common Stock representing less than 1% of our total outstanding common stock.

Item 6.         Indemnification of Directors and Officers.

Article VI of the Company’s Amended and Restated By-Laws provides as follows (the Company is referred to in this section as the “Corporation”):

“Section 6.01.       Nature of Indemnity. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a Director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a Director or officer, of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such a Proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such Proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that in the case of a Proceeding by or in the right of the Corporation to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such Proceeding, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 6.05 of these By-Laws, the Corporation shall not be obligated to indemnify a Director or officer of the Corporation in respect of a Proceeding (or part thereof) instituted by such Director or officer, unless such Proceeding (or part thereof) has been authorized by the Board of Directors. The termination of any Proceeding by judgment, order settlement, conviction, or upon a plea of nolo contender or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 6.02.         Successful Defense. To the extent that a present or former Director or officer of the Corporation has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 6.01 hereof or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 6.03.         Determination That Indemnification Is Proper. Any indemnification of a present or former Director or officer of the Corporation under Section 6.01 hereof (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former Director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 hereof. Any indemnification of a present or former employee or agent of the Corporation under Section 6.01 hereof (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the present or former employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 hereof. Any such determination shall be made, with respect to a person who is a Director or officer at the time of such determination, (1) by a majority vote of the Directors who are not parties to such Proceeding, even though less than a quorum, or (2) by a committee of such Directors designated by majority vote of such Directors, even though less than a quorum, or (3) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 6.04.         Advancement of Expenses. Expenses (including attorneys’ fees) incurred by a current Director or officer in defending any civil, criminal, administrative or investigative Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article VI or otherwise. Such expenses (including attorneys’ fees) incurred by former Directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The Board of Directors may authorize the Corporation’s counsel to represent such Director, officer, employee, or agent in any Proceeding, whether or not the Corporation is a party to such Proceeding.

Section 6.05.         Procedure for Indemnification of or Advancement of Expenses to Directors and Officers. Any indemnification of a Director or officer of the Corporation under Sections 6.01 and 6.02, or advancement of expenses to a Director or officer under Section 6.04 of these By-Laws, shall be made promptly, and in any event within thirty (30) days, upon the written request of the Director or officer. If a determination by the Corporation that the Director or officer is entitled to indemnification pursuant to this Article VI is required, and the Corporation fails to respond within thirty (30) days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If a claim for indemnification under this Article VI (following final disposition of such Proceeding) or advancement of expenses is not paid in full within thirty (30) days after the Corporation has received a claim therefor by a Director or officer in accordance with this Article VI, such Director or officer shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification or advancement of expenses, in whole or in part, in any such Proceeding shall also be indemnified by the Corporation. It shall be a defense to any such Proceeding (other than an action brought to enforce a claim for the advancement of expenses under Section 6.04 of these By- Laws where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 6.01 of these By-Laws, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 of these By-Laws, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 6.06.         Survival; Preservation of Other Rights. The foregoing indemnification and advancement provisions shall be deemed to be a contract between the Corporation and each Director, officer, employee and agent who serves in any such capacity at any time while these provisions as well as the relevant provisions of the General Corporation Law of the State of Delaware are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any Proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a “contract right” may not be modified retroactively without the consent of such Director, officer, employee or agent. The indemnification and advancement provided by this Article VI shall not be deemed exclusive of any other rights to which those persons may be entitled or hereafter become entitled to under any statute, provision of the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.07.         Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI.

Section 6.08.         Severability. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to a Proceeding, whether civil, criminal, administrative or investigative, including a Proceeding by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 6.09.         Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving or has agreed to serve at its request as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise shall be reduced by any amount such person has collected or actually collects as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust or other enterprise.”

Section 145 of the Delaware General Corporation Law permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he is or was a director, officer or employee of the company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

In addition, the Company has purchased insurance policies that provide coverage for its directors and officers in certain situations where the Company cannot directly indemnify such directors or officers.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K).

Exhibit No.	Document

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, File No. 1-32525, filed on May 1, 2014)

4.2	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K, File No. 1-32525, filed on February 24, 2021)

5.1	Opinion of Wendy B. Mahling, Senior Vice President – Corporate Secretary & Securities and Corporate Law of the Company, regarding the validity of the securities being registered

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wendy B. Mahling, Senior Vice President – Corporate Secretary & Securities and Corporate Law of the Company (included in Exhibit 5.1)

24.1	Powers of Attorney

99.1	Ameriprise Financial 2005 Incentive Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 1-32525, filed on April 28, 2023)

107.1	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 28th day of April, 2023.

AMERIPRISE FINANCIAL, INC.

/s/ Wendy B. Mahling
WENDY B. MAHLING

Senior Vice President – Corporate Secretary & Securities and Corporate Law

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of the 28th day of April, 2023.

Date:	April 28, 2023	By	/s/ James M. Cracchiolo
James M. Cracchiolo Chairman and Chief Executive Officer (Principal Executive Officer and Director)

Date:	April 28, 2023	By	/s/ Walter S. Berman
Walter S. Berman
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date:	April 28, 2023	By	/s/ Dawn M. Brockman
Dawn M. Brockman
Senior Vice President and Controller
(Principal Accounting Officer)

Date:	April 28, 2023	By	/s/ Dianne Neal Blixt*
Dianne Neal Blixt Director

Date:	April 28, 2023	By	/s/ Amy DiGeso*
Amy DiGeso
Director

Date:	April 28, 2023	By	/s/ Armando Pimentel, Jr.*
Armando Pimentel, Jr.
Director

Date:	April 28, 2023	By	/s/ Robert F. Sharpe, Jr.*
Robert F. Sharpe, Jr.
Director

Date:	April 28, 2023	By	/s/ Brian T. Shea*
Brian T. Shea
Director

Date:	April 28, 2023	By	/s/ W. Edward Walter III*
W. Edward Walter III
Director

Date:	April 28, 2023	By	/s/ Christopher J. Williams*
Christopher J. Williams
Director

* Heather J. Melloh, by signing her name hereto on the 28th day of April, 2023 does hereby sign this document pursuant to powers of attorney duly executed by the Directors named, filed with the Securities and Exchange Commission on behalf of such Directors, all in the capacities and on the date stated, such persons being the majority of the Directors of the registrant.

/s/ Heather J. Melloh Heather J. Melloh Attorney-in-Fact